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                                                                     EXHIBIT 3.1


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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 QUEST NET CORP.

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         The undersigned does hereby certify that, pursuant to the authority conferred upon the Board of Directors of QUEST NET CORP. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, by Florida Statute 607.0821 and Florida Statute 607.0602 and pursuant to a Board of Directors meeting held on March 16, 2001, whereby all of the members of the Corporation's Board of Directors voted for the issuance of up to 10 shares of the Corporation's authorized but unissued preferred stock, no par value, to be designated the "Series B Convertible Preferred Stock" (the "Series B Stock"), and the Amendment of the Corporation's Articles of Incorporation to provide for, among other things, the establishment of the Series B Stock, and there being no stockholder action required, the Corporation Articles of Incorporation are hereby amended as follows:

                                    ARTICLE I

         The name of the corporation is Quest Net Corp.

                                   ARTICLE II

         The amendment alters ARTICLE ONE of the Corporation's Articles of Incorporation, which ARTICLE ONE shall be and read as follows:

         The name of the corporation is Markland Technologies, Inc.

                                   ARTICLE III

         REVERSE STOCK SPLIT. At 5:00 p.m. Eastern Standard Time on April ___, 2001 (the "Effective Date"), each Forty (40) shares of the Corporation's common stock, par value $.01 per share issued and outstanding (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified and changed into One (1) share of the Corporation's common stock, par value $.01 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more), will be entitled to receive, upon surrender of such Old Certificates to the Corporation's exchange agent appointed by the Corporation (the "Exchange Agent") for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.

         From and after the Effective Date, Old Certificates will represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Outstanding stock certificates registered in the name of each record holder thereof that represented issued shares of common stock, prior to the effectiveness of these Articles of Amendment, shall represent a number of whole shares of Common Stock equal to the product of (a) the quotient of 1 divided by 40, multiplied by (b) the number of shares of Common Stock such certificates represented immediately prior to the effectiveness of these Articles of Amendment, rounded up to the nearest whole share.
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         In the event that the Corporation's exchange agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the exchange agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange and converted to whole shares, rounded up to the nearest whole share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates so surrendered, provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

                                   ARTICLE IV

         DESIGNATION AND AMOUNT. The shares of such series of the Corporation's Preferred Stock shall be designated as "Series B Convertible Preferred Stock" (the "Series B Stock") and the number of shares constituting the Series B Stock shall be Ten (10). Such number of shares may be increased or decreased by resolution of the Board, subject to Section 2; provided that no decrease may reduce the number of shares of Series B Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion, exercise or exchange of any outstanding securities issued by the Corporation convertible, exercisable or exchangeable into Series B Stock.

         BOARD VOTE. The affirmative vote or consent of the entire Board shall be necessary for authorizing, effecting or validating (a) the issuance of any new shares of capital stock of the Corporation that are senior to the Series B Stock with respect to rights of distribution, liquidation, winding up or dissolution, or (b) any amendment to the terms of the Series B Stock outstanding that materially and adversely affects the rights, preferences and privileges of the Series B Stock.

         DIVIDENDS. The holders of the Series B Stock shall be entitled to receive dividends when, as and if declared by the Board, out of funds legally available therefore, on each outstanding share, in an amount equal to the dividends paid on such number of shares of Common Stock into which such share of Series B Stock, on the record date for such dividend payment, is convertible. The right to such dividends on the Series B Stock shall not be cumulative. No such dividend shall be paid with respect to the Common Stock during any fiscal year unless and until such dividend is declared and paid with respect to all outstanding shares of Series B Stock in an amount equal to the dividends paid on such number of shares of Common Stock into which such share of Series B Stock, on the record date for such dividend payment, is convertible.

         LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary:

         The holders of the Series B Stock shall be entitled to receive, upon any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership in such stock, an amount per share of Series B Stock equal to the distribution paid on such number of shares of Common Stock into which such share of Series B Stock, on the record date for such distribution, is convertible (the "Liquidation Amount").

         For purposes of this Section 4, the sale by the Corporation of all or substantially all of its assets or a merger or consolidation of the Corporation with or into any other entity or entities in which the stockholders of the Corporation immediately prior to the sale, merger or consolidation do not own more than fifty percent (50%) of the outstanding voting power (assuming conversion of all convertible securities and the exercise of all outstanding options and warrants) of the surviving company (any such transaction being a "Change of Control Event"), shall, at the election of the holders of a majority of the Series B Stock, be treated as liquidation, dissolution or winding up of the Corporation.

         AUTOMATIC CONVERSION. Immediately after the effective date of a reverse split of the outstanding common stock of the Corporation, without any further action on the part of the Corporation or the holders of the then-outstanding Series B Stock, the Series B Stock shall be automatically converted into Thirty-One Million Eight Hundred Thousand (31,800,000) Conversion Shares. The number of Conversion Shares set forth in the preceding
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sentence has been determined upon the assumption that after the effective time of the Exchange Agreement and prior to the conversion of the Series B Stock, the aggregate number of outstanding shares of Common Stock has been reduced to one
(1) share for each forty (40) shares outstanding. If, at the time of conversion of the Series B Stock, the number of outstanding shares has not been reduced, or has been reduced by a ratio of other than 1-for-40, then the number of Conversion Shares shall be increased or decreased proportionately. Each share of Series B Stock shall be convertible into the number of Conversion Shares equal to the ratio that the aggregate number of shares of Series B Stock issued bears to the aggregate number of shares of Conversion Shares issuable upon the conversion of the Series B Stock.

         MECHANICS OF CONVERSION. Before any holder of Series B Stock converts any such shares into shares of Common Stock pursuant to Section 5(a) herein, such holder shall surrender any certificate or certificates evidencing the shares to be converted at that time, duly endorsed, at the principal office of the Corporation, and shall give written notice to the Corporation at such office of the election to convert such shares into shares of Common Stock. The notice shall state the total number of shares of Series B Stock to be converted and the name of the holder or the name(s) of the nominee(s) of such holder in which any certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or such nominee(s), a certificate or certificates for the number of full shares of Common Stock to which such holder or such nominee(s) is entitled. Any conversion shall be deemed to occur immediately prior to the close of business on the date of surrender of the shares to be converted or, in the case of automatic conversion, on the date specified in Section 5(b) above, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         NO FRACTIONAL UNITS. No fractional units or scrip representing fractional units shall be issued upon conversion of any shares of Series B Stock. If, upon conversion of any shares of Series B Stock, the holder would, except for the provisions of this Section 5(d), be entitled to a receive a fractional share of Common Stock, then the number of shares of Common Stock to be so issued shall be rounded to the nearest whole number.

         SHARES FREE AND CLEAR. All shares of Common Stock issued in connection with the conversion provisions set forth herein shall be, upon issuance by the Corporation, validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

         OTHER ADJUSTMENTS. The Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation hereunder but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of Series B Stock against impairment.

         COMMON STOCK RESERVED. The Corporation shall use its best efforts to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Series B Stock.

         REACQUIRED SHARES. Any shares of Series B Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Series B Stock and may be reissued as part of the current or a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation of the Corporation, or in any other resolution creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                                   ARTICLE V

         These Articles of Amendment were adopted by the stockholders of the Corporation on March 16, 2001.
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                                   ARTICLE VI

         The number of shares outstanding was 49,374,309, all of which were entitled to vote on this amendment. The number of shares voted for the amendment was 26,810,000; and the number shares voted against the amendment was 22,564,309.

         Dated this the 16th day of March, 2001.

                                          QUEST NET CORP.



                                          By: /s/ Charles Wainer
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                                              Charles Wainer, President